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                                      RCS
                                   MEDIAGROUP

Press Releases, dated September 22, 2003

                              RCS MEDIAGROUP S.p.A.

              RCS MEDIAGROUP S.p.A. ANNOUNCES RESULTS OF SUBSEQUENT
                               TENDER OFFER PERIOD

             RCS TO OWN APPROXIMATELY 97.83% OF FILA HOLDING S.p.A.

             RCS TO PROVIDE AN ADDITIONAL SUBSEQUENT OFFERING PERIOD

RCS Press Release
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For more information, please contact:

Investor Relations:
Silvia Barettini +39 02 25845472

September 22, 2003 (Milan, Italy) -- RCS MediaGroup S.p.A --

RCS MediaGroup announced today the results of the subsequent offering period of its tender offer for all the outstanding American Depositary Shares, each representing one (1) ordinary share of Fila Holding S.p.A., which expired at midnight on September 19, 2003. Based upon a tally by The Bank of New York, the tender agent for the tender offer, 141,254 Fila American Depositary Shares representing an equal number of Fila ordinary shares were validly tendered during the subsequent offering period. RCS has accepted for payment all Fila American Depositary Shares validly tendered during the subsequent offering period. A total of 6,509,538 Fila American Depositary Shares were validly tendered in the tender offer, or approximately 6.74% of Fila's ordinary shares. As a result of the Fila American Depositary Shares purchased by RCS in the tender offer, RCS will own 94,422,074 Fila ordinary shares (including Fila ordinary shares in the form of Fila American Depositary Shares) constituting approximately 97.83% of Fila's outstanding ordinary shares. Holders of Fila American Depositary Shares who validly tendered prior to the expiration of the subsequent offering period have received or will promptly receive the offer price of US$1.12 net per File American Depositary Share, in cash (without interest).

                             RCS MediaGroup S.p.A.
              Via A Rizzoli, 2 - 20132 Milano - Tel. +39 02 2584 1
Capitale Sociale (euro) 760.559.800 - Registro Imprese e Codice Fiscale/Partita
                        IVA n.12086540155 R.E.A. 1524326

RCS also announced that it will provide an additional subsequent offering period that will commence at 9:00 a.m. New York City time on September 22, 2003 and expire at 12:00 midnight New York City time on Friday, October 3, 2003. Fila American Depositary Shares validly tendered during this additional subsequent offering period will be accepted immediately and paid for promptly as they are accepted. Holders of Fila American Depositary Shares who validly tender during the additional subsequent offering period will receive the same offer price of US$1.12 net per Fila American Depositary Share, in cash (without interest), that has been paid to holders who tendered during the original offering period and the first subsequent offering period. Pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, no withdrawal rights will be available during the additional subsequent offering period.

The purpose of the additional subsequent offering period is to enable holders of Fila American Depositary Shares who did not tender during the original offering period or the first subsequent offering period to participate in the offer and to receive the offer price of US$1.12 net per Fila American Depositary Share in cash (without interest).

Holders of Fila American Depositary Shares who wish to accept the offer during the additional subsequent offering period may do so by properly completing and executing the Letter of Transmittal that accompanied the Offer to Purchase and depositing the same, together with American Depositary Receipt(s) representing their Fila American Depositary Shares, with the tender agent in accordance with the instructions in the Letter of Transmittal and the Offer to Purchase. Holders of Fila American Depositary Shares may also accept the offer by following the procedures for book-entry transfer described in the Offer to Purchase under "THE TENDER OFFER -- Section 3 PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING FILA ADSs." No guaranteed delivery procedures will be available during the subsequent offering period.

Questions and requests for assistance concerning the offer may be directed to Georgeson Shareholder Communications Inc., the information agent for the offer, at (877) 668-1640.


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